UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Preferred Apartment Communities, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Stockholder:

We had previously sent you proxy material for the Preferred Apartment Communities, Inc. ("APTS") special meeting of stockholders to be held on June 7, 2022. At the special meeting you are requested to vote upon, among other matters, a proposal to approve the merger of APTS with and into Pike Merger Sub I LLC, an affiliate of Blackstone Real Estate Income Trust, Inc., in accordance with the terms of the merger agreement detailed within the proxy materials, which proposal we refer to as the “merger proposal.” The merger proposal, if approved, provides for stockholders to receive for each share of common stock of APTS held $25.00 in cash (without interest and less any applicable withholding taxes). You can obtain additional information on the merger proposal in the proxy statement and other documents filed by APTS at its website, www.pacapts.com, or at the Securities and Exchange Commission’s website, www.sec.gov.

To ensure that your shares are counted, please take a moment right now and vote your shares today!

Our board of directors has unanimously approved, adopted and declared advisable the merger agreement and determined the merger agreement and the transactions contemplated by the merger agreement, including the merger, to be advisable and in the best interests of Preferred Apartment Communities, Inc. and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail using the enclosed post-paid envelope. Simply follow the instructions on the enclosed proxy card. Voting only takes a few moments.

PLEASE VOTE TODAY!

Please vote by telephone or internet today! Remember - every share and every vote counts!
Make sure your voice is heard in this very important decision regarding your investment. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Preferred Apartment Communities, Inc.